Exhibit 99.1

Granite Announces Third-Quarter 2011 Results

  Revenue increased 9 percent compared to a year ago
  Operating income increased $28.2 million to $60.4 million
  Gross profit margin improved to 13 percent from 11 percent in 2010
  SG&A decreased $8.0 million to $39.1 million

WATSONVILLE, Calif.--(BUSINESS WIRE)--November 2, 2011--Granite Construction Incorporated (NYSE:GVA) today reported net income attributable to common shareholders of $36.5 million, or $0.93 per diluted share, for the third quarter of 2011 compared with $38.7 million, or $0.99 per diluted share, the prior year. Third quarter of 2010 included a tax benefit of $8.0 million versus a tax provision of $15.1 million for the third quarter of 2011.

“Overall, our business continues to operate well in the face of a very challenging environment,” said James H. Roberts, Granite’s president and chief executive officer. “We are successfully lowering our cost structure, holding margins in a very competitive market and executing well on our backlog of work.”

“I am extremely proud of our employees,” Roberts continued. “It is with their tireless work ethic that we have been able to offset some of the economic challenges facing our industry. Not only have we reduced overhead, we have lowered our costs to produce, streamlined our operations and continue to seek opportunities to do more. I am confident that with the healthy pipeline of project bidding opportunities in front of us, we are well-positioned to leverage our capabilities and emerge from this downturn with a more diversified portfolio of work that will strengthen and grow the business over the long-term.”

Third-quarter 2011 Financial Results

Total Company

  Revenue totaled $728.6 million compared with $670.9 million in 2010, driven by increases in both Construction and Large Project Construction revenue.
  Gross profit margin was 13 percent compared with 11 percent in 2010.
  Selling, general and administrative expenses for the third quarter decreased $8.0 million to $39.1 million primarily due to the 2010 workforce reduction as well as other ongoing efforts to reduce the company’s cost structure.
  Operating income for the quarter was $60.4 million compared with $32.2 million in the prior year driven largely by an increase in gross profit and a decrease in selling, general and administrative expenses.
  Other income (expense) decreased $6.0 million from 2010 due primarily to tax related benefits in the prior year.
  Net income attributable to non-controlling interests in joint ventures was $5.9 million compared with $4.6 million in 2010.
  Total contract backlog at September 30, 2011, was $1.8 billion compared with $1.6 billion a year ago. New awards for the quarter include a $64 million bridge project in Florida, Granite’s 49 percent share of a $90 million project in Guam and Granite’s 25 percent share of a $97 million airport runway project in California.
  Due to a change in mix of the company’s consolidated versus unconsolidated joint venture projects, cash and marketable securities at September 30, 2011 was $330.0 million compared with $388.3 million at September 30, 2010.

Construction

  Construction revenue for the quarter increased 5 percent to $431.1 million due to a higher volume of work completed in the quarter compared to a year ago.
  Gross profit margin for the third quarter was 14 percent compared with 11 percent a year ago reflecting successful execution on projects and improved cost management.

Large Project Construction

  Large Project Construction revenue for the quarter increased 26 percent to $213.3 million reflecting progress on several large projects across the country.
  Gross profit margin for the quarter was 12 percent compared with 11 percent for the same period last year. During the quarter, the World Trade Center project in New York and the Mountain View Corridor project in Utah reached the profit recognition threshold.

Construction Materials

  Construction Materials revenue for the quarter totaled $83.2 million compared with $88.1 million for the same period last year as the demand for construction materials remains weak throughout most of our markets in the West.
  Gross profit on the sale of construction materials was 12 percent compared with 14 percent in 2010.

Outlook

Based on the year-to-date performance, the company is updating its guidance for the year. Construction segment revenues are now expected to be $1 billion to $1.1 billion and gross margin of 10.5 percent to 11.5 percent. Revenue for the Large Project Construction segment is expected to be $650 million to $700 million with a gross margin range of 15.5 percent and 16.5 percent. Revenue for the Construction Materials segment is expected to be $190 million to $210 million and gross margin between 7.5 percent and 8.5 percent. Net income attributable to non-controlling interests is expected to be $13 million to $15 million for the year.

Conference Call

Granite will conduct a conference call tomorrow, November 3, 2011 at 8 a.m. Pacific time/11 a.m. Eastern time to discuss the results of the quarter ended September 30, 2011. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 643-7158. The conference ID for the live call is 18220474. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through November 24, 2011 by calling (855) 859-2056. The conference ID for the replay is also 18220474.

About Granite

Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. The Company was recently recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the second year in a row. For more information, please visit graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K under “Item 1A. Risk Factors” and Quarterly Reports on Form 10-Q under “Part II, Item 1A. Risk Factors.”

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	September 30,	December 31,	September 30,
	2011	2010	2010

ASSETS
Current assets
Cash and cash equivalents	$193,099	$252,022	$257,854
Short-term marketable securities	77,389	109,447	80,962
Receivables, net	357,807	243,986	375,914
Costs and estimated earnings in excess of billings	45,884	10,519	34,448
Inventories	57,987	51,018	45,224
Real estate held for development and sale	79,173	75,716	151,638
Deferred income taxes	52,714	53,877	31,035
Equity in construction joint ventures	97,415	74,716	80,496
Other current assets	29,526	42,555	42,409
Total current assets	990,994	913,856	1,099,980
Property and equipment, net	453,822	473,607	491,363
Long-term marketable securities	59,509	34,259	49,502
Investments in affiliates	33,435	31,410	32,515
Other noncurrent assets	80,709	82,401	78,611
Total assets	$1,618,469	$1,535,533	$1,751,971

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,351	$8,359	$8,444
Current maturities of non-recourse debt	16,690	29,760	39,157
Accounts payable	216,600	129,700	206,993
Billings in excess of costs and estimated earnings	89,505	120,185	157,233
Accrued expenses and other current liabilities	185,624	150,773	173,547
Total current liabilities	516,770	438,777	585,374
Long-term debt	208,519	217,014	216,870
Long-term non-recourse debt	27,755	25,337	16,420
Other long-term liabilities	46,985	47,996	48,764
Deferred income taxes	10,330	10,774	27,883

Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	-	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,664,403 shares as of September 30, 2011, 38,745,542 shares as of December 31, 2010 and 38,769,787 shares as of September 30, 2010	387	387	388
Additional paid-in capital	108,096	104,232	101,567
Retained earnings	673,626	656,412	711,497
Total Granite Construction Incorporated shareholders’ equity	782,109	761,031	813,452
Noncontrolling interests	26,001	34,604	43,208
Total equity	808,110	795,635	856,660
Total liabilities and equity	$1,618,469	$1,535,533	$1,751,971

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Construction	$431,101	$409,989	$784,393	$729,118
Large project construction	213,320	169,972	513,478	429,625
Construction materials	83,171	88,128	165,083	175,381
Real estate	986	2,761	7,029	11,613
Total revenue	728,578	670,850	1,469,983	1,345,737
Cost of revenue
Construction	372,561	365,323	696,911	659,705
Large project construction	187,763	151,656	443,965	379,991
Construction materials	73,617	75,991	154,329	165,889
Real estate	744	1,725	5,941	8,585
Total cost of revenue	634,685	594,695	1,301,146	1,214,170
Gross profit	93,893	76,155	168,837	131,567
Selling, general and administrative expenses	39,112	47,160	121,277	153,809
Gain on sales of property and equipment	5,598	3,165	11,572	11,417
Operating income (loss)	60,379	32,160	59,132	(10,825)
Other (expense) income
Interest income	476	2,110	2,295	4,147
Interest expense	(3,418)	(547)	(7,653)	(7,294)
Equity in income (loss) of affiliates	1,881	529	1,443	(177)
Other (expense) income, net	(1,833)	1,023	(1,951)	5,854
Total other (expense) income	(2,894)	3,115	(5,866)	2,530
Income (loss) before provision for (benefit from) income taxes	57,485	35,275	53,266	(8,295)
Provision for (benefit from) income taxes	15,109	(8,026)	11,973	(11,233)
Net income	42,376	43,301	41,293	2,938
Amount attributable to noncontrolling interests	(5,908)	(4,620)	(8,886)	(11,902)
Net income (loss) attributable to Granite Construction Incorporated	$36,468	$38,681	$32,407	$(8,964)

Net income (loss) per share attributable to common shareholders:
Basic (1)	$0.94	$1.00	$0.84	$(0.24)
Diluted (1)	$0.93	$0.99	$0.83	$(0.24)
Weighted average shares of common stock:
Basic	38,172	37,865	38,092	37,802
Diluted	38,598	38,071	38,428	37,802

Note:
(1) Computed using the two-class method, except when in a net loss position

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Nine Months Ended September 30,	2011	2010
Operating activities
Net income	$41,293	$2,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	45,691	54,169
Gain on sales of property and equipment	(11,572)	(11,417)
Stock-based compensation	8,994	10,241
Loss (gain) on company owned life insurance	639	(2,655)
Changes in assets and liabilities, net of the effects of consolidations	(83,027)	(42,710)
Net cash provided by operating activities	2,018	10,566
Investing activities
Purchases of marketable securities	(115,146)	(78,355)
Maturities of marketable securities	85,875	50,900
Proceeds from sale of marketable securities	33,268	10,000
Additions to property and equipment	(34,748)	(30,182)
Proceeds from sales of property and equipment	20,071	17,225
Purchase of private preferred stock	(50)	(6,400)
Other investing activities, net	2,363	2,407
Net cash used in investing activities	(8,367)	(34,405)
Financing activities
Long-term debt principal payments	(17,293)	(18,472)
Cash dividends paid	(15,090)	(15,110)
Purchase of common stock	(3,840)	(3,374)
Distributions to noncontrolling partners, net	(17,489)	(20,940)
Other financing activities	1,138	633
Net cash used in financing activities	(52,574)	(57,263)
Decrease in cash and cash equivalents	(58,923)	(81,102)
Cash and cash equivalents at beginning of period	252,022	338,956
Cash and cash equivalents at end of period	$193,099	$257,854

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	Construction	Large Project Construction	Construction Materials	Real Estate	Construction	Large Project Construction	Construction Materials	Real Estate

2011
Revenue	$431,101	$213,320	$83,171	$986	$784,393	$513,478	$165,083	$7,029
Gross profit	58,540	25,557	9,554	242	87,482	69,513	10,754	1,088
Gross profit as a percent of revenue	13.6%	12.0%	11.5%	24.5%	11.2%	13.5%	6.5%	15.5%

2010
Revenue	$409,989	$169,972	$88,128	$2,761	$729,118	$429,625	$175,381	$11,613
Gross profit	44,666	18,316	12,137	1,036	69,413	49,634	9,492	3,028
Gross profit as a percent of revenue	10.9%	10.8%	13.8%	37.5%	9.5%	11.6%	5.4%	26.1%
GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	September 30, 2011		June 30, 2011		September 30, 2010

Construction	$562,705	30.5%	$800,434	38.0%	$497,089	30.3%
Large project construction	1,280,945	69.5%	1,306,961	62.0%	1,141,453	69.7%

Total	$1,843,650	100.0%	$2,107,395	100.0%	$1,638,542	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741